                                                                     EXHIBIT 2.1

                                                                  CONFORMED COPY





                     -----------------------------------


                          AGREEMENT AND PLAN OF MERGER


                                     AMONG


                             RANGER HOLDINGS CORP.,


                           RANGER ACQUISITION COMPANY

                                      AND

                           LIN TELEVISION CORPORATION



                          DATED AS OF AUGUST 12, 1997


                     -----------------------------------

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                               TABLE OF CONTENTS

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                                                        ARTICLE I

                                                        THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . .   1
         SECTION 1.1  The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         SECTION 1.2  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         SECTION 1.3  Effective Time of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         SECTION 1.4  Effects of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         SECTION 1.5  Certificate of Incorporation; By-Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         SECTION 1.6  Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

                                                        ARTICLE II

                                     EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                                    CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES  . . . . . . . . . . . . . . .   3
         SECTION 2.1  Effect on Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 (a)  Common Stock of Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 (b)  Cancellation of Treasury Stock and Parent Owned Company Common Stock  . . . . . . . . . . . . .   3
                 (c)  Conversion of Company Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 (d)  Shares of Dissenting Holders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 (e)  Additional Amounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         SECTION 2.2  Payment; Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 (a)  Paying Agent; Payment Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 (b)  Exchange Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 (c)  No Further Ownership Rights in Company Common Stock . . . . . . . . . . . . . . . . . . . . . .   5
                 (d)  Termination of Payment Fund . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 (e)  No Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 (f)  Withholding Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         SECTION 2.3  Treatment of Employee Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         SECTION 2.4  Termination of Private Market Value Guarantee . . . . . . . . . . . . . . . . . . . . . . . . .   7

                                                       ARTICLE III

                                              REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . .   7
         SECTION 3.1  Representations and Warranties of the Company . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 (a)  Organization and Qualification; Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 (b)  Certificates of Incorporation and By-Laws . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 (c)  Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 (d)  Authority Relative to Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 (e)  Consents and Approvals; No Violations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 (f)  Licenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 (g)  SEC Documents and Other Reports . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (h)  Information Supplied  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12





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                 (i)  Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (j)  Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (k)  Absence of Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (l)  Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (m)  Employee Arrangements and Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 (n)  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 (o)  Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 (p)  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 (q)  Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 (r)  Opinion of Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 (s)  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 (t)  Material Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 (u)  Compliance with Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 (v)  Tangible Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         SECTION 3.2  Representations and Warranties of Parent and Sub  . . . . . . . . . . . . . . . . . . . . . . .  20
                 (a)  Corporate Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 (b)  Authority Relative to Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 (c)  Consents and Approvals; No Violations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 (d)  Information Supplied  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 (e)  Financing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 (f)  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 (g)  FCC Licenses of Parent and Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 (h)  FCC Application . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 (i)  Ownership and Operations of Parent and Sub  . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 (j)  Attributable Interests and Meaningful Relationships . . . . . . . . . . . . . . . . . . . . . .  22

                                                        ARTICLE IV

                                         CONDUCT OF BUSINESSES PENDING THE MERGER . . . . . . . . . . . . . . . . . .  23
         SECTION 4.1  Conduct of Business of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         SECTION 4.2  Control of Company Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 4.3  Conduct of Business of Parent and Sub . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 4.4  Notification of Certain Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         SECTION 4.5  Assistance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

                                                        ARTICLE V

                                                  ADDITIONAL AGREEMENTS   . . . . . . . . . . . . . . . . . . . . . .  27
         SECTION 5.1  Shareholder Approval; Preparation of Proxy Statement  . . . . . . . . . . . . . . . . . . . . .  27
         SECTION 5.2  Access to Information; Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 5.3  No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         SECTION 5.4  Employee Benefits Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         SECTION 5.5  Directors' and Officers' Indemnification and Insurance  . . . . . . . . . . . . . . . . . . . .  31
         SECTION 5.6  Reasonable Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         SECTION 5.7  Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         SECTION 5.8  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         SECTION 5.9  Conveyance Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33





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         SECTION 5.10  Solvency Letter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         SECTION 5.11  Definitive Financing Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                                                        ARTICLE VI

                                                   CONDITIONS OF MERGER . . . . . . . . . . . . . . . . . . . . . . .  34
         SECTION 6.1  Conditions to Obligation of Each Party to Effect the Merger . . . . . . . . . . . . . . . . . .  34
         SECTION 6.2  Conditions to Obligations of Parent and Sub . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         SECTION 6.3  Conditions to Obligations of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

                                                       ARTICLE VII

                                            TERMINATION, AMENDMENT AND WAIVER   . . . . . . . . . . . . . . . . . . .  37
         SECTION 7.1  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         SECTION 7.2  Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         SECTION 7.3  Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         SECTION 7.4  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         SECTION 7.5  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         SECTION 7.6  Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

                                                       ARTICLE VIII

                                                    GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . .  40
         SECTION 8.1  Non-Survival of Representations, Warranties and Agreements  . . . . . . . . . . . . . . . . . .  40
         SECTION 8.2  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         SECTION 8.3  Certain Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         SECTION 8.4  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         SECTION 8.5  Entire Agreement; Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         SECTION 8.6  Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 8.7  Director and Officer Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 8.8  Enforcement of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 8.9  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 8.10  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         SECTION 8.11  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
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                                                                               1

                          AGREEMENT AND PLAN OF MERGER


                 AGREEMENT AND PLAN OF MERGER, dated as of August 12, 1997 (this "Agreement"), among RANGER HOLDINGS CORP., a Delaware corporation ("Parent"), RANGER ACQUISITION COMPANY, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and LIN TELEVISION CORPORATION, a Delaware corporation (the "Company").

                 WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved, and deem it advisable and in the best interests of Parent, Sub and the Company and of their respective shareholders to consummate, the business combination transaction provided for herein in which Sub will merge with and into the Company (the "Merger");

                 WHEREAS, pursuant to the Merger, each outstanding share of the Company's common stock, par value $.01 per share (the "Company Common Stock"), shall be converted into the right to receive the Merger Consideration (as defined in Section 2.1(c)), upon the terms and subject to the conditions set forth herein;

                 WHEREAS, Parent and Sub are unwilling to enter into this Agreement (and effect the transactions contemplated hereby) unless, contemporaneously with the execution and delivery hereof, the Principal Company Shareholder (as defined in Section 2.4) and Cook Inlet Communications Corp. ("CI") each enters into an agreement (collectively, the "Shareholders Agreements") providing for certain matters with respect to its shares of Company Common Stock and the Principal Company Shareholder and CI have each agreed to execute and deliver such agreements;

                 WHEREAS, Parent, by its execution of this Agreement, has authorized, approved, adopted and consented to this Agreement and the transactions contemplated hereby; and

                 WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

                 NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

                 SECTION I.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined in Section 1.3), Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation") and shall continue under the name LIN Television Corporation.

                 SECTION I.2 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place as promptly as practicable (and in any event within two business days) following satisfaction or waiver of the conditions set forth in
Article VI (the "Closing Date"), at the offices of

Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153-0119, unless another date, time or place is agreed to in writing by the parties hereto.

                 SECTION I.3 Effective Time of the Merger. As soon as practicable on or after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing this Agreement or a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as is specified in the Certificate of Merger) being the "Effective Time").

                 SECTION I.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the properties, rights, privileges, immunities, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                 SECTION I.5 Certificate of Incorporation; By-Laws. (a) At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation following the Merger.

                 (b) The by-laws of Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the certificate of incorporation of the Surviving Corporation or as provided by applicable law.

                 SECTION I.6 Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed, as the case may be, and qualified.


                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

                 SECTION II.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock, or any shares of capital stock of Sub:

                 (a) Common Stock of Sub. Each share of common stock, par value $0.01 per share, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall be all of the issued and outstanding capital stock of the Surviving Corporation.

                 (b) Cancellation of Treasury Stock and Parent Owned Company Common Stock. Each share of Company Common Stock and all other shares of capital stock of the Company that are owned by the Company or by any subsidiary of the Company, and each share of Company Common Stock and all other shares of capital stock of the Company that are owned by Parent, Sub or any other subsidiary of Parent, shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

                 (c) Conversion of Company Common Stock. Except as otherwise provided herein and subject to Section 2.1(d), each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b)) shall be converted into the right to receive $47.50 plus the additional amounts, if any, payable with respect thereto pursuant to
Section 2.1(e) (collectively, the "Merger Consideration"), payable to the holder thereof upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificates in accordance with Section 2.2.

                 (d) Shares of Dissenting Holders. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by holders who have not voted in favor of the Merger or consented thereto in writing and who have demanded appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration as described in Section 2.1(c), but holders of such shares shall be entitled to receive payment of the appraised value of such shares in accordance with the provisions of such Section 262; provided, however, that any Dissenting Shares held by a holder who shall thereafter have failed to perfect or shall have effectively withdrawn such demand for appraisal of such shares or shall have lost the right to appraisal as provided in Section 262 of the DGCL shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration as described in Section 2.1(c) upon surrender (in the manner provided in Section 2.2) of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such shares of Company Common Stock. The Company shall give Parent
(i) prompt notice of any written demands for appraisal of any shares, attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL that are received by the Company relating to shareholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

                 (e) Additional Amounts. (i) The amount of cash to which holders of issued and outstanding shares of Company Common Stock shall be entitled pursuant to Section 2.1(c) shall be increased by an additional amount per share equal to $47.50 multiplied by a fraction (A) the numerator of which shall be equal to the Applicable Rate (as defined below) multiplied by the number of days from and including the earlier of (x) the date on which the Required Vote shall have been obtained and (y) January 1, 1998 (the earlier of such dates being the "Accretion Start Date"), to but excluding the date on which the Effective Time occurs and (B) the denominator of which shall be 365.

                 (ii) For purposes of this Section 2.1(e), the term "Applicable Rate" shall mean 8% per annum.

                 SECTION II.2  Payment; Exchange of Certificates.

                 (a) Paying Agent; Payment Fund. Prior to the Effective Time, Parent shall designate a bank or trust company who shall be reasonably satisfactory to the Company to act as paying agent in the Merger (the "Paying Agent"), and on or prior to the Closing Date, Parent shall deposit or cause to be deposited with the Paying Agent for the benefit of the holders of the Company Common Stock (other than the Company and holders of Dissenting Shares) cash in an amount necessary for the payment of the Merger Consideration as provided in Section 2.1 upon surrender of certificates representing shares of Company Common Stock as part of the Merger. Funds deposited with the Paying Agent shall be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Corporation, provided that such investments shall only be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion.
Any interest earned on such funds shall be for the Surviving Corporation. The Paying Agent shall, pursuant to irrevocable instructions from Parent and the Surviving Corporation, use the funds deposited with the Paying Agent to pay the holders of the Company Common Stock in accordance with this Article II, and such funds shall not be used for any other purpose. If for any reason (including losses) the funds on deposit with the Paying Agent are inadequate to pay the amounts to which the holders of shares of Company Common Stock shall be entitled under Article II, Parent shall cause the Surviving Corporation to promptly deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and the Surviving Corporation shall in any event be liable for payment thereof.

                 (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), whose shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions to effect the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of one or more Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, which agents shall be reasonably satisfactory to the Company, together with such letter of transmittal, duly executed, the holder of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, and the Certificates so surrendered shall forthwith be cancelled. Except as required by law, no interest shall be paid on the Merger Consideration payable upon surrender of any Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

                 (c) No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of the rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Paying Agent or the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

                 (d) Termination of Payment Fund. Any portion of the funds held by the Paying Agent pursuant to this Section 2.2 which remain undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) for payment of the Merger Consideration to which they are entitled.

                 (e) No Liability. None of Parent, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any payment in respect thereof would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.1(e)), the payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                 (f) Withholding Rights. The Paying Agent or the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Paying Agent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law, or any court order, provided, however, there shall be no withholding pursuant to section 1445 of the Code if the Company or its shareholders deliver appropriate certification pursuant to section 1445 of the Code. To the extent that amounts are so withheld by the Paying Agent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Paying Agent or the Surviving Corporation.

                 SECTION II.3 Treatment of Employee Options. (a) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions reasonably necessary to (i) provide for the cancellation, effective at the Effective Time, of all the outstanding stock options, stock appreciation rights, limited stock appreciation rights and performance units (the "Options") heretofore granted under any stock option, performance unit or similar plan of the Company (the "Stock Plans"), (ii) provide that immediately prior to the Effective Time, each Option, whether or not then vested or exercisable, shall no longer be exercisable but shall entitle each holder thereof (subject to applicable withholding taxes), in cancellation and settlement therefor, to a cash payment at the Effective Time equal to (x) the excess, if any, of the Merger Consideration over the exercise price of each Option held by the holder, whether or not then vested or exercisable, multiplied by (y) the number of shares of Company Common Stock subject to such Option and (iii) provide that all Stock Plans will terminate as of or prior to the Effective Time.

                 (b) As provided herein, the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary (collectively with the Stock Plans, referred to as the "Stock Incentive Plans") shall terminate as of the Effective Time. The Company will take all action reasonably necessary to ensure that, as of the Effective Time, none of Parent, the Company, the Surviving Corporation or any of their respective subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any person, other than Parent or its affiliates, to own any capital stock of the Company or the Surviving Corporation or any of their respective subsidiaries or to receive any payment in respect thereof after the Effective Time.

                 SECTION II.4 Termination of Private Market Value Guarantee. At the Effective Time, without further action on the part of any of the parties hereto or any shareholders of the Company (including the Public Stockholders (as defined in Section 8.3)), the Television Private Market Value Guarantee dated December 28, 1994 between the Company and AT&T Wireless Services, Inc. (as successor) (the "Principal Company Shareholder"), as the same may be further amended or supplemented (the "PMVG"), shall terminate and be of no further force or effect.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                 SECTION III.1 Representations and Warranties of the Company. The Company hereby represents and warrants to Parent and Sub as follows:

                 (a) Organization and Qualification; Subsidiaries. Each of the Company and each of its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below) or to prevent or materially delay the ability of the Company to consummate the transactions contemplated hereby. Each of the Company and each of its Significant Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                 When used in connection with the Company or any of its subsidiaries, the term "Material Adverse Effect" means any event, change or effect that, individually or together with all other events, changes or effects, is materially adverse to the properties, business, financial condition or results of operations of the Company and its subsidiaries taken as a whole (other than changes in general economic conditions or in economic conditions generally affecting the television broadcasting industry). Notwithstanding the preceding sentence, the parties hereto agree that for purposes of this Agreement (i) (provided that the Company has complied with its obligations under Section 5.6(a)(ii)) any modification of, or any payments made or other arrangements entered into, in connection with obtaining any consent to the transactions contemplated hereby under any Material Contract (as defined in Section 3.1(t)) and (ii) (subject to Section 6.2(e)) any modification or termination of any LMA Agreement (as defined in Section 3.1(t)) to comply with any FCC rule making proceeding or other action, in each case shall not be taken into account in determining whether there has been or may be a Material Adverse Effect.

                 (b) Certificates of Incorporation and By-Laws. The Company has heretofore furnished to Parent a complete and correct copy of the certificate of incorporation and the by-laws of the Company and each Significant Subsidiary of the Company as currently in effect. The certificate of incorporation and by-laws of the Company and each Significant Subsidiary are in full force and effect and no other organizational documents are applicable to or binding upon the Company or any Significant Subsidiary. Neither the Company nor any Significant Subsidiary is in violation of any of the provisions of its certificate of incorporation or by-laws.

                 (c) Capitalization. The authorized capital stock of the Company consists of 90,000,000 shares of Company Common Stock and 15,000,000 shares of Preferred Stock, $.01 par value per share ("Company Preferred Stock"). As of August 1, 1997, (i) 29,782,664 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 3,956 shares of Company Common Stock were owned by the Company or by subsidiaries of the Company and (iii) an aggregate of 2,455,231 shares of Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding employee Options issued pursuant to the Plans (as defined in Section 3.1(m)). Since June 30, 1997, no options to purchase shares of Company Common Stock have been granted and no shares of Company Common Stock have been issued except for shares issued pursuant to the exercise of employee Options outstanding as of June 30, 1997. Section 3.1(c) of the Disclosure Schedule sets forth a true and complete list of the subsidiaries and associated entities of the Company which evidences, among other things, the capitalization of, and the amount of capital stock or other equity interests owned by the Company, directly or indirectly, in, such subsidiaries or associated entities. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. Except as set forth above and except as a result of the exercise of employee Options outstanding as of June 30, 1997, there are outstanding (i) no shares of capital stock or other voting securities of the Company or any subsidiary, (ii) no securities of the Company or any subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or any subsidiary,
(iii) no options or other rights to acquire from the Company or any subsidiary, and no obligation of the Company or any subsidiary to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any subsidiary and
(iv) no equity equivalents, interests in the ownership or earnings of the Company or any subsidiary, stock appreciation rights or other similar rights (collectively, "Company Securities"). Except as set forth in Section 3.1(c) of the Disclosure Schedule of the Company dated the date hereof and delivered to Parent (the "Disclosure Schedule"), there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities, and there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party.
Except as set forth in Section 3.1(c) of the Disclosure Schedule, there are no stockholder agreements (other than the Shareholders Agreements), voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party or by which any of them is bound relating to the voting of any shares of capital stock of the Company or any such subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any subsidiary or, except as described in Section 3.1(c) of the Disclosure Schedule, to provide funds to or make any investment (in the form of a loan, capital contribution, guarantee or otherwise) in any such subsidiary or any other entity. Except as set forth in Section 3.1(c) of the Disclosure Schedule, each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and is owned directly or indirectly by the Company free and clear of any Liens (as defined in Section 8.3).

                 (d) Authority Relative to Agreements. The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to approval of the Merger and this Agreement by (i) the holders of a majority of the issued and outstanding Company Common Stock and (ii) a Majority Vote of the Public Stockholders (as defined in Section 8.3), in each case as set forth herein (collectively, the "Required Vote"), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company (subject to the approval and adoption of the Merger and this Agreement by the Required Vote, and, with respect to the Merger, the filing of appropriate merger documents as required by the DGCL). The Board of Directors of the Company has unanimously resolved to recommend that the shareholders of the Company approve and adopt this Agreement, provided, that such approval and recommendation may be withdrawn or modified if permitted pursuant to Section 5.3. This Agreement has been duly executed and delivered by the Company and, assuming the valid authorization, execution and delivery hereof by each of Parent and Sub, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting or relating to the enforcement of creditors' rights generally and by general principles of equity. The action of the Board of Directors of the Company in approving the Merger and this Agreement and the transactions contemplated by this Agreement is sufficient to render inapplicable to the Merger and this Agreement the provisions of Section 203 of the DGCL and to the knowledge of the Company no other state takeover statute or similar statute or regulation applies to the Merger, this Agreement or any of the transactions contemplated hereby.

                 (e) Consents and Approvals; No Violations. Except as set forth in Section 3.1(e) of the Disclosure Schedule, the execution and delivery by the Company of this Agreement do not, and the consummation by the Company of the transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon or right of first refusal with respect to any of the properties or assets of the Company or any of its subsidiaries under, (i) any provision of the certificate of incorporation, by-laws or comparable organization documents of the Company or any of its Significant Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement (other than, with respect to termination, agreements terminable without material penalty either at will or upon 90 days' or less notice by the terminating party), obligation, instrument, permit, concession, franchise or license applicable to the Company or any of its Significant Subsidiaries or (iii) assuming all the consents, filings and registrations referred to in the next sentence are obtained and made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Significant Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or (iii), any such violations, defaults, rights, losses or liens, that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state) or foreign court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except (i) the filing with the Securities and Exchange Commission (the "SEC") of (1) a proxy statement in definitive form relating to the Shareholders' Meeting (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement") and (2) such other filings under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (ii) applicable filings, if any, pursuant to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) such filings with, and orders of, the Federal Communications Commission (the "FCC") as may be required under the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Communications Act") (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is qualified to do business, (v) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the other transactions contemplated by this Agreement, (vi) such filings as may be required in connection with statutory provisions and regulations relating to real property transfer gains taxes and real property transfer taxes, and (vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

                 (f) Licenses. (i) Each of the Company and its Significant Subsidiaries has all permits, licenses, waivers and authorizations (other than FCC Licenses (as defined in Section 8.3), but including licenses, authorizations and certificates of public convenience and necessity from applicable state and local authorities), which are necessary for it to conduct its business, including its television broadcast operations, in the manner in which they are presently being conducted (collectively, "Licenses"), other than any Licenses the failure of which to have would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and its Significant Subsidiaries is in compliance with the terms of all Licenses (other than FCC Licenses), except for such failures so to comply which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Significant Subsidiaries have duly performed their respective obligations under and are in compliance with the terms of such Licenses, except for such non-performance or non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened application, petition, objection or other pleading with any Governmental Entity other than the FCC which challenges or questions the validity of, or any rights of the holder under, any License (other than an FCC License), except for such applications, petitions, objections or other pleadings, that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or that are applicable to the broadcast industry generally. No representation or warranty is made in this Section 3.1(f) with respect to Licenses required by Environmental Laws (as defined in Section 3.1(p)).

                 (ii) Section 3.1(f)(ii) of the Disclosure Schedule sets forth all material FCC Licenses held by or in respect of each Company Station and to the knowledge of the Company (without investigation) all material FCC Licenses held by or in respect of each LMA Station. Except as set forth in Section 3.1(f)(ii) of the Disclosure Schedule and except as does not materially adversely affect the operation by the Company or any subsidiary of the Company of any of the Company Stations or the operation of the LMA Stations (as defined in Section 8.3) to which the FCC Licenses listed in Section 3.1(f)(ii) of the Disclosure Schedule apply: (A) the Company and those of its subsidiaries that are required to hold FCC Licenses with respect to Company Stations, or that control FCC Licenses with respect to Company Stations, are financially qualified and, to the knowledge of the Company, are otherwise qualified to hold such FCC Licenses or to control such FCC Licenses, as the case may be; (B) the Company and those of its subsidiaries that are required to hold FCC Licenses with respect to Company Stations hold such FCC Licenses; (C) the Company is not aware of any facts or circumstances relating to the FCC qualifications of the Company or any of its subsidiaries that would prevent the FCC's granting the FCC Form 315 Transfer of Control Application to be filed with respect to the Merger (the "FCC Application"); (D) each Company Station and to the knowledge of the Company (without investigation) each LMA Station is in material compliance with all FCC Licenses held by it and with the Communications Act; and (E) there is not pending or, to the knowledge of the Company (without investigation in respect of LMA Stations), threatened any application, petition, objection or other pleading with the FCC or other Governmental Entity which challenges the validity of, or any rights of the holder under, any FCC License held by the Company Stations, the LMA Stations, the Company or any of its subsidiaries, except for rule making or similar proceedings of general applicability to persons engaged in substantially the same business conducted by the Company Stations.

                 (g) SEC Documents and Other Reports. The Company has filed all required documents with the SEC since January 1, 1995 (the "SEC Reports"). Except as set forth in Section 3.1(g) of the Disclosure Schedule, as of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), or the Exchange Act, as the case may be, each as in effect on the date so filed, and at the time filed with SEC none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth in Section 3.1(g) of the Disclosure Schedule, the financial statements of the Company included in the SEC Reports comply as of their respective dates as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

                 (h) Information Supplied. The Proxy Statement (or any amendment thereof or supplement thereto) will, at the date of mailing to shareholders of the Company and at the time of the Shareholders' Meeting to be held in connection with the Merger, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made based on information supplied by Parent or Sub in writing specifically for inclusion in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                 (i) Absence of Certain Changes or Events. Since June 30, 1997, except as contemplated by this Agreement, as set forth in Section 3.1(i) of the Disclosure Schedule or disclosed in the SEC Reports filed since that date and up to the date of this Agreement, the Company and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any condition, event or occurrence which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect, (ii) any termination or cancellation of, or any modification to, any agreement, arrangement or understanding which has had or would reasonably be expected to have a Material Adverse Effect, (iii) any material change by the Company in its accounting methods, principles or practices, (iv) any revaluation by the Company of any of its material assets other than in the ordinary course of business, consistent with past practice, (v) any entry by the Company or any of its subsidiaries into any commitment or transactions material to the Company,
(vi) any declaration, setting aside or payment of any dividends or distributions in respect of the shares of Company Common Stock or any redemption, purchase or other acquisition of any of its securities, (vii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any of its subsidiaries other than in the ordinary course of business consistent with past practice or as was required under employment, severance or termination agreements in effect as of June 30, 1997, (viii) any bonus paid to the employees of the Company or its subsidiaries other than in the ordinary course of business and consistent with past practice, (ix) any sale or transfer of any material assets of the Company or its subsidiaries other than in the ordinary course of business and consistent with past practice or (x) any loan, advance or capital contribution to or investment in any person in an aggregate amount in excess of $100,000 by the Company or any subsidiary (excluding any loan, advance or capital contribution to, or investment in, the Company or any wholly owned subsidiary and except for drawdowns by the Company under its credit facility).

                 (j) Liabilities. Except (a) for liabilities incurred in the ordinary course of business consistent with past practice, (b) for transaction expenses incurred in connection with this Agreement, (c) for liabilities which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, (d) for liabilities set forth on any balance sheet (including the notes thereto) included in the Company's financial statements included in the SEC Reports filed prior to the date hereof, or (e) as set forth in Section 3.1(j) of the Disclosure Schedule, since December 31, 1996 neither the Company nor any of its subsidiaries has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, and whether due or to become due, that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its subsidiaries

(including the notes thereto) prepared in accordance with generally accepted accounting principles as applied in preparing the consolidated balance sheet of the Company and its subsidiaries as of December 31, 1996 contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

                 (k) Absence of Litigation. Except as disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 or in Section 3.1(k) of the Disclosure Schedule, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that (i) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (ii) as of the date of this Agreement question the validity of this Agreement or any action to be taken by the Company in connection with the consummation of the transactions contemplated hereby or (iii) as of the date of this Agreement would prevent or result in a material delay of the consummation of the transactions contemplated hereby. As of the date hereof, neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have, a Material Adverse Effect or which would prevent or result in a material delay of the consummation of the transactions contemplated hereby.

                 (l) Labor Matters. Except as set forth in Section 3.1(l) of the Disclosure Schedule or in the SEC Reports filed prior to the date hereof,
(i) neither the Company nor any of its subsidiaries is a party to any labor or collective bargaining agreement, and no employees of the Company or any of its subsidiaries are represented by any labor organization, (ii) to the knowledge of the Company there are no material representation or certification proceedings, or petitions seeking a representation proceeding pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority and (iii) to the knowledge of the Company there are no material organizing activities involving the Company or any of its subsidiaries with respect to any group of employees of the Company or its subsidiaries.

                 (m) Employee Arrangements and Benefit Plans. (i) Section 3.1(m) of the Disclosure Schedule sets forth a complete and correct list of (i) all employee benefit plans within the meaning of Section 3(3) of ERISA and all bonus or other incentive compensation, deferred compensation, salary continuation, severance, disability, stock award, stock option, stock purchase, tuition assistance, or vacation pay plans or programs (collectively the "Plans") and (ii) all written employment, severance, termination, change-in-control, or indemnification agreements (collectively, the "Employment Arrangements"), in each case (i) or (ii) under which the Company or any of its subsidiaries has any obligation or liability (contingent or otherwise), except for any Employment Arrangement which provides for annual compensation (excluding benefits) of $150,000 or less or has an unexpired term of and can be terminated (before, on or after a change in control) in less than one year from the date hereof without additional cost or penalty. Except as set forth in the SEC Reports filed prior to the date of this Agreement or in Section 3.1(m) of the Disclosure Schedule and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (A) each Plan has been administered and is in compliance with the terms of such Plan and all applicable laws, rules and regulations, (B) no "reportable event" (as such term is used in section 4043 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (other than those events for which the 30 day notice has been waived pursuant to the regulations), "prohibited transaction" (as such term is used in section 406 of ERISA or section 4975 of the Code) or "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has heretofore occurred with respect to any Plan and (C) each Plan intended to qualify under Section 401(a) of the Code has received a favorable determination from the IRS regarding its qualified status and no notice has been received from the IRS with respect to the revocation of such qualification.

                 (ii) There is no litigation or administrative or other proceeding involving any Plan or Employment Arrangement nor has the Company received written notice that any such proceeding is threatened, in each case where an adverse determination would reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.1(m) of the Disclosure Schedule, the Company has not contributed to any "multiemployer plan" (within the meaning of section 3(37) of ERISA) and neither the Company nor any of its subsidiaries has incurred, nor, to the best of the Company's knowledge, is reasonably likely to incur any withdrawal liability which remains unsatisfied in an amount which would reasonably be expected to have a Material Adverse Effect. The termination of, or withdrawal from, any Plan or multiemployer plan to which the Company contributes, on or prior to the Closing Date, will not subject the Company to any liability under Title IV of ERISA that would reasonably be expected to have a Material Adverse Effect.

                 (iii) With respect to each Plan and Employment Arrangement (other than any Employment Arrangement which provides for annual compensation (excluding benefits) of $150,000 or less or has an unexpired term of and can be terminated (before, on or after a change in control) in less than one year from the date hereof without additional cost or penalty), a complete and correct copy of each of the following documents (if applicable) have been provided by the Company: (i) the most recent Plan or Employment Arrangement, and all amendments thereto and related trust documents; (ii) the most recent summary plan description, and all related summaries of material modifications; (iii) the most recent Form 5500 (including schedules); (iv) the most recent IRS determination letter; (v) the most recent actuarial reports (including for purposes of Financial Accounting Standards Board report no. 87, 106 and 112) and (vi) the most recent estimate of withdrawal liability from any Plan constituting a multiemployer plan if any.

                 (iv) Except as disclosed in Section 3.1(m) of the Disclosure Schedule, in the SEC Reports or in connection with equity compensation, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current, former or retired) or consultant of Company or any or its subsidiaries, (ii) increase any benefits under any Plan or Employment Arrangement or (iii) result in the acceleration of the time of payment or vesting of any rights under any Plan or Employment Arrangement.

                 (n) Tax Matters. (i) Except as set forth in Section 3.1(n) of the Disclosure Schedule, (A) the Company and each of its subsidiaries have timely filed with the appropriate taxing authorities all material Tax Returns (as defined below) required to be filed through the date hereof and will timely file any such material Tax Returns required to be filed on or prior to the Closing Date (except those under valid extension) and all such Tax Returns are and will be true and correct in all material respects, (B) all Taxes (as defined below) of the Company and each of its subsidiaries shown to be due on the Tax Returns described in (A) above have been timely paid or adequately reserved for in accordance with GAAP (except to the extent that such Taxes are being contested in good faith, which contested Taxes are set forth in Section 3.1(n) of the Disclosure Schedule, (C) no material deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its subsidiaries that have not been fully paid or adequately provided for in the appropriate financial statements of the Company and its subsidiaries, and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority and no material issues relating to Taxes have been raised in writing by any governmental authority during any presently pending audit or examination, (D) the Company and its subsidiaries are not now subject to audit by any taxing authority and no waivers of statutes of limitation with respect to the Tax Returns have been given by or requested in writing from the Company,
(E) there are no material liens for Taxes (other than for Taxes not yet due and payable) on any assets of the Company or any of its subsidiaries, (F) neither the Company nor any of its subsidiaries is a party to or bound by (nor will any of them become a party to or bound by) any tax indemnity, tax sharing, tax allocation agreement, or similar agreement, arrangement or practice with respect to taxes, (G) neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of
Section 1504 of the Code, other than the affiliated group of which the Company is the common parent, (H) neither the Company nor any of its subsidiaries has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state or local law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provisions of state or local law) apply to any disposition of any asset owned by the Company or any of its subsidiaries, as the case may be, (I) neither the Company nor any of its subsidiaries has agreed to make, nor is any required to make any adjustment under Section 481(a) of Code by reason of a change in accounting method or otherwise, (J) the Company and its subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to withholding of Taxes and (K) no property owned by the Company or any of its subsidiaries (i) is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) constitutes "tax exempt use property" within the meaning of Section 168(h)(1) of the Code; or (iii) is tax exempt bond financed property within the meaning of Section 168(g) of the Code.

                 (ii) As used in this Agreement, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes. As used in this Agreement, "Taxes" shall mean taxes of any kind, including but not limited to those measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign.

                 (o) Intellectual Property. Except as set forth in Section 3.1(o) of the Disclosure Schedule and except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) the Company and each of its subsidiaries owns, or is licensed to use (in each case, clear of any Liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted; (b) the use of any Intellectual Property by the Company and its subsidiaries does not infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any subsidiary acquired the right to use any Intellectual Property; and (c) to the knowledge of the Company, no person is challenging, infringing on or otherwise violating any right of the Company or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its subsidiaries and (d) neither the Company nor any of its subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by the Company and its subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by the Company or its subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; and any claims or causes of action arising out of or relating to any infringement or misappropriation of any of the foregoing.

                 (p) Environmental Matters. Except as disclosed in the SEC Reports filed prior to the date of this Agreement or in Section 3.1(p) of the Disclosure Schedule and except as would not reasonably be expected to have a Material Adverse Effect (i) the operations of the Company and its subsidiaries have been and are in compliance with all Environmental Laws and with all Licenses required by Environmental Laws, (ii) there are no pending or, to the knowledge of the Company, threatened, actions, suits, claims, investigations or other proceedings (collectively, "Actions") under or pursuant to Environmental Laws against the Company or its subsidiaries or involving any real property currently or, to the knowledge of the Company, formerly owned, operated or leased by the Company or its subsidiaries, (iii) the Company and its subsidiaries are not subject to any Environmental Liabilities, and, to the knowledge of the Company, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the knowledge of the Company, formerly owned, operated or leased by the Company or its subsidiaries or operations thereon that could reasonably be expected to result in Environmental Liabilities, (iv) all real property owned and to the knowledge of the Company all real property operated or leased by the Company or its subsidiaries is free of contamination from Hazardous Material and (v) there is not now, nor, to the knowledge of the Company, has there been in the past, on, in or under any real property owned, leased or operated by the Company or any of its predecessors (a) any underground storage tanks, above-ground storage tanks, dikes or impoundments containing Hazardous Materials, (b) any asbestos-containing materials, (c) any polychlorinated biphenyls, or (d) any radioactive substances.

                 As used in this Agreement, "Environmental Laws" means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health or the environment, as currently in effect and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 33 U.S.C.
Section  2601 et seq., the Toxic Substances Control Act, 15 U.S.C. Section
2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.,
Section  136 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. Section
2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "Environmental Liabilities" with respect to any person means any and all liabilities of or relating to such person or any of its subsidiaries (including any entity which is, in whole or in part, a predecessor of such person or any of such subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.
As used in this Agreement, "Hazardous Materials" means any hazardous or toxic substances, materials or wastes, defined, listed, classified or regulated as such in or under any Environmental Laws which includes, but is not limited to, petroleum, petroleum products, friable asbestos, urea formaldehyde and polychlorinated biphenyls.

                 (q) Transactions with Affiliates. Except as set forth in the SEC Reports filed prior to the date of this Agreement or in Section 3.1(q) of the Disclosure Schedule, there are no contracts, agreements, arrangements or understandings of any kind between any affiliate of the Company, on the one hand, and the Company or any subsidiary of the Company, on the other hand.

                 (r) Opinion of Financial Advisor. On the date hereof, the Company has received the opinions of Wasserstein Perella & Co., Inc. ("Wasserstein") and Morgan Stanley, Dean Witter, Discover & Co. ("Morgan Stanley") to the effect that the Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view and the Independent Directors (as defined in Section 8.3) have received the opinions of Wasserstein to the effect that (i) the amendment to the PMVG dated as of the date hereof is not materially adverse to the holders of the Public Shares (as defined in Section 8.3) from a financial point of view (ii) the provisions of this Agreement relating to the Termination Fee (as defined in Section 7.3) and the fees and expenses of the transactions contemplated hereby are not likely to depress the value of the Company on the Initiation Date (as defined in the amendment to the PMVG described in the preceding clause (i)) and
(iii) the Asset Purchase Agreement dated as of the date hereof among Parent, the Company, LIN Broadcasting Corporation and LCH Communications, Inc. (the "WOOD Agreement") and the transactions contemplated thereby are not likely to depress the value of the Company on the Initiation Date. Copies of each such opinion have been made available to Parent.

                 (s) Brokers. No broker, finder, financial advisor or investment banker (other than each of Wasserstein and Morgan Stanley) is entitled to any brokerage, finder's or other fee, commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and each of Wasserstein and Morgan Stanley pursuant to which each such firm would be entitled to any payment or reimbursement relating to the transactions contemplated by this Agreement. The Company shall be responsible for the payment of all such payments or reimbursements.

                 (t) Material Agreements. (i) From and after December 31, 1996, neither the Company nor any of its subsidiaries has entered into any contract, agreement or other document or instrument (other than this Agreement and the WOOD Agreement) that is required to be filed with the SEC that has not been so filed on or before the date of this Agreement or any material amendment, modification or waiver under any contract, agreement or other document or instrument (other than the WOOD Agreement and any amendments to agreements related thereto, any amendment relating to the PMVG entered into in connection with this Agreement, any amendment to the LIN Television Stockholders Agreement dated as of December 28, 1994 among the Company, the Principal Company Shareholder and CI or any amendments to any Stock Incentive
Plan) that was previously so filed.

                 (ii) Except as filed as an exhibit to the SEC Reports filed prior to the date hereof or as set forth in Section 3.1(t) of the Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to or has entered into or as of the date hereof made any material amendment or modification to or granted any material waiver under the following (collectively, "Material Contracts"): (A) any network affiliation agreement for any Company Station (a "Network Agreement"), (B) any material sports broadcasting agreement (a "Sports Agreement"), (C) any main transmitter site or main studio lease for any Company Station or LMA Station (a "Necessary Lease"),
(D) any agreement pursuant to which the Company agrees to provide programming to an LMA Station, or pursuant to which the Company has either a contingent obligation or the right to purchase the assets of an LMA Station or any shares of capital stock of any corporation holding any assets relating to an LMA Station (an "LMA Agreement"), or (E) any partnership or joint venture agreement obligating the Company to contribute cash in excess of $200,000 per year.

                 (iii) Each of the Material Contracts is valid and enforceable against the Company in accordance with its terms, and there is no default under any Material Contract either by the Company or any of its subsidiaries which is a party to such Material Contract or, to the knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or, to the knowledge of the Company, any other party thereto, in any such case in which such default or event would reasonably be expected to have a Material Adverse Effect. In addition, neither the Company nor any subsidiary is in material breach of any Network Agreement, Sports Agreement or LMA Agreement (including any breach which would give rise to a right to terminate any such agreement). Neither the Company nor any subsidiary has received any written notice (or to the knowledge of the Company any other notice) of default or termination under any Material Contract, and to the knowledge of the Company, there exists no basis for any assertion of a right of default or termination under such agreements, except as set forth in Section 3.1(t) of the Disclosure Schedule. Neither the Company nor any subsidiary has received any written notice (or to the knowledge of the Company any other notice) of the exercise of a put option or other right pursuant to which the Company would be obligated to purchase capital stock or assets relating to any LMA Station.

                 (iv) Neither the Company nor any of its subsidiaries is in breach of any material agreement other than any Material Contract, except for breaches which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                 (u)  Compliance with Applicable Law.  Except as set forth in
Section 3.1(u) of the Disclosure Schedule or as disclosed by the Company in the SEC Reports filed prior to the date hereof, the Company and its subsidiaries are not in violation of any law, ordinance or regulation of any Governmental Entity, except that no representation or warranty is made in this Section 3.1
(u) with respect to Environmental Laws, the Communications Act and FCC rules, regulations and policies and except for violations or possible violations which would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.1(u) of the Disclosure Schedule or as disclosed by the Company in the SEC Reports filed prior to the date hereof, to the knowledge of the Company no investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending or threatened, nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, any such action or intention of the FCC and those which would not reasonably be expected to have a Material Adverse Effect.

                 (v) Tangible Property. All of the assets of the Company and its subsidiaries are in good operating condition, reasonable wear and tear excepted, and usable in the ordinary course of business, except where the failure to be in such condition or so usable would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

                 SECTION III.2 Representations and Warranties of Parent and Sub. Each of Parent and Sub hereby represents and warrants to the Company as follows:

                 (a) Corporate Organization. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and any necessary governmental authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Sub to consummate the transactions contemplated hereby. All of the issued and outstanding capital stock of Sub is owned directly by Parent free and clear of any Lien. Parent has provided the Company with complete and correct copies of the certificate of incorporation and by-laws of Parent and Sub as currently in effect.

                 (b) Authority Relative to Agreements. Each of Parent and Sub has all necessary corporate power and authority to enter into this Agreement to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate such transactions, other than filing and recordation of appropriate merger documents as required by the DGCL. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Sub enforceable against Parent and Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and by general principles of equity.

                 (c) Consents and Approvals; No Violations. The execution and delivery by each of Parent and Sub of this Agreement do not, and the consummation by Parent and Sub of the transactions contemplated hereby and compliance by Parent and Sub with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a benefit under, or result in the creation of any Lien upon or right of first refusal with respect to any of the properties or assets of either Parent or Sub under, (i) any provision of the certificate of incorporation or by-laws of Parent or Sub,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, obligation, instrument, permit, concession, franchise or license applicable to Parent or Sub or (iii) assuming all the consents, filings and registrations referred to in the next sentence are obtained and made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub (or any of their affiliates) or any of its properties or assets, other than, in the case of clause (ii) or (iii), any such violations, defaults, rights, losses or liens, that, individually or in the aggregate, would not reasonably be expected to prevent or result in a material delay of the consummation of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Parent or Sub (or any of their affiliates) in connection with the execution and delivery of this Agreement by Parent or Sub or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except (i) applicable filings, if any, pursuant to the HSR Act, (ii) such filings with, and orders of, the FCC as may be required under the Communications Act, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware,
(iv) such filings as may be required with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws, (v) such filings as may be required in connection with statutory provisions and regulations relating to real property transfer gains taxes and real property transfer taxes, and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent or result in a material delay of the consummation of the transactions contemplated hereby.

                 (d) Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to shareholders and at the time of the Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                 (e)  Financing.   Prior to the date hereof, Parent and Sub
have delivered to the Company true and complete copies of: (i) a binding commitment letter from Hicks, Muse, Tate & Furst Equity Fund III, L.P., a Delaware limited partnership ("Fund III"), to provide equity financing in an amount not less than $630 million to provide Parent and Sub a portion of the funds necessary to consummate the transactions contemplated hereby and (ii) a binding commitment letter or letters from The Chase Manhattan Bank, N.A. and/or Chase Securities, Inc. to provide debt financing in an amount not less than $1.215 billion in the aggregate to provide Parent and Sub all remaining funds necessary to consummate the transactions contemplated hereby (collectively, the "Commitment Letters"). Fund III shall on the date hereof and immediately prior to the Effective Time have subscription commitments for unallocated capital equal to at least the amount set forth in clause (i) above and, immediately prior to the Effective Time, there shall be no restrictions on Fund III's ability to call such capital. Parent is not aware of any facts or circumstances that would cause Parent to be unable to obtain financing in accordance with the terms of the Commitment Letters. Parent agrees to promptly notify the Company if at any time prior to the Closing Date it no longer believes in good faith that it will be able to obtain any of the financing substantially on the terms described in the Commitment Letters.

                 (f) Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder's or other fee, commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Sub except for The Chase Manhattan Bank and Chase Securities, Inc., whose fees and expenses will be paid by Parent in accordance with Parent's agreements with such firms.

                 (g) FCC Licenses of Parent and Affiliates. To the knowledge of Parent (without investigation) as of the date of this Agreement but subject to the disclosure provisions of Section 4.4 hereof: (i) Parent and its affiliates hold or control all FCC Licenses necessary to the lawful operation of their business and have the requisite FCC qualifications to hold or control such FCC Licenses, (ii) each broadcast station owned, controlled or operated by Parent or any of its affiliates is in material compliance with its FCC Licenses and with the Communications Act, (iii) there are no facts or circumstances relating to the FCC qualifications of Parent or any of its affiliates that would prevent the FCC's granting the FCC Application under Current FCC Policy (as defined in Section 8.3) and (iv) there is not pending or threatened any application, petition, objection or other pleading with the FCC or other Governmental Entity challenging the FCC qualifications of Parent or any of its affiliates to hold any of their FCC Licenses, except for rule making or similar proceedings of general applicability to persons engaged in substantially the same business conducted by the broadcast stations owned, controlled or operated by Parent or any of its affiliates.

                 (h) FCC Application. To Parent's knowledge and except as set forth in the Disclosure Schedule of Parent dated the date hereof and delivered to the Company (the "Parent Disclosure Schedule"), Parent and its affiliates are qualified under Current FCC Policy to hold, or control the entities which hold or will hold, the FCC Licenses currently held or controlled by the Company and to be held by Parent or any person under common control with Parent after the Effective Time. Except as set forth in the Parent Disclosure Schedule, Parent is not aware of any facts or circumstances relating to Parent or any of its affiliates that would, under Current FCC Policy, prevent or materially delay the FCC's granting of the FCC Application.

                 (i) Ownership and Operations of Parent and Sub. Each of Parent and Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and as of the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, each of Parent and Sub has no and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or own or lease any real property.

                 (j) Attributable Interests and Meaningful Relationships. Parent has provided to the Company in writing a list of all media properties in which Parent or any of its affiliates have any "attributable interest" or any "meaningful relationship" under Current FCC Policy.

                                   ARTICLE IV

                    CONDUCT OF BUSINESSES PENDING THE MERGER

                 SECTION IV.1 Conduct of Business of the Company. The Company covenants and agrees that, during the period from the date hereof to the Effective Time, except as set forth in Section 4.1 of the Disclosure Schedule or unless Parent shall otherwise agree in writing, the businesses of the Company and its subsidiaries shall be conducted only in, and the Company shall not take any action and its subsidiaries shall not take any action except in, the ordinary course of business; and the Company and each of its subsidiaries shall use its reasonable best efforts to preserve intact the business organization of the Company and its subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its subsidiaries and to preserve the present relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or any of its subsidiaries has significant business relationships. Without limiting the generality of the foregoing, except as expressly provided in this Agreement (including Section 4.3), neither the Company nor any of its subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of Parent (which may not be unreasonably delayed or withheld):

                 (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (except dividends and distributions by a wholly owned subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than in connection with its employee stock purchase plan consistent with past practice);

                 (b) except as set forth in Schedule 3.1(m) of the Disclosure Schedule and except as permitted under existing Plans or Employment Arrangements in effect on the date of this Agreement (including, without limitation, any Stock Incentive Plans) and consistent with past practice, authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) (other than sales of capital stock of any wholly owned subsidiary of the Company to the Company or another wholly owned subsidiary of the Company);

                 (c) except as set forth in Section 3.1(m) of the Disclosure Schedule and except to the extent required under existing Plans or Employment Arrangements as in effect on the date of this Agreement,
         (i) increase the compensation or fringe benefits of any of its directors, officers or employees, except for periodic increases in salary or wages of officers or employees of the Company or its subsidiaries in the ordinary course of business consistent with past practice, or (ii) grant any severance or termination pay not currently required to be paid under existing Plans other than in the ordinary course of business consistent with past practice, or (iii) enter into any Employment Arrangement or similar agreement or arrangement with any present or former director level or other equivalent or more senior officer or employee, or, other than in the ordinary course of business, any other employee of the Company or any of its subsidiaries, or (iv) establish, adopt, enter into or amend in any material respect or terminate any Plan or Employment Arrangement or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees; provided that this
         Section 4.1(c) shall not apply
         to (A) any employment or consulting arrangement providing for annual compensation (excluding benefits) of $200,000 or less which is entered into in the ordinary course of business or (B) any renewal of any existing employment or consulting arrangement that provides for an increase in annual compensation (excluding benefits) of 10% or less than the immediately preceding year or (C) any amendment or termination of the Stock Incentive Plans necessary or desirable to effectuate the purposes of Section 2.3;

                 (d) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Significant Subsidiary of the Company;

                 (e) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole;

                 (f) sell, lease, dispose of, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except (i) in the ordinary course of business, and (ii) in connection with capital expenditures permitted to be expended by the Company pursuant to Section 4.1(h);

                 (g) (i) incur or assume any indebtedness for borrowed money or guarantee any such indebtedness of another person (other than guarantees by the Company in favor of any of its wholly owned subsidiaries or by any of its subsidiaries in favor of the Company), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings incurred in the ordinary course of business under existing lines of credit, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

                 (h) authorize or expend funds for capital expenditures other than in accordance with the Company's current capital expenditure plans and budgets (which plans and budgets shall have been disclosed in writing to Parent on or prior to the date hereof);

                 (i) enter into, amend in any material respect, terminate, rescind, waive in any material respect or release any of the terms or provisions of any (i) Material Contract or (ii) any other agreement which is material to the business of the Company and its subsidiaries taken as a whole other than in the ordinary course of business, in each case other than (A) any modification in compliance with the terms of Section 5.6(a)(ii), (B) any modification or termination of an LMA Agreement to comply with any FCC rule making proceeding or other action, (C) any programming agreement entered into after the date hereof in the ordinary course of business and which provides for annual payments by a Company Station of $400,000 or less and has a term of 2 years or less and (D) any modification of the PMVG approved by the Independent Directors;

                 (j) knowingly violate or fail to perform any material obligation or duty imposed upon it by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

                 (k) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

                 (l) recognize any labor union (unless legally required to do so) or enter into or materially amend any collective bargaining agreement;

                 (m) except as may be required as a result of a change in law or in generally accepted accounting principles, make any material change in its method of accounting;

                 (n) revalue in any material respect any of its material assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business or as required by generally accepted accounting principles;

                 (o) except to the extent required by law, make or revoke any Tax election or settle or compromise any Tax liability that is, in the case of any of the foregoing, material to the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for tax purposes;

                 (p) except for claims covered by insurance, settle or compromise any litigation in which the Company or any subsidiary is a defendant (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid, which payments are individually in an amount in excess of $500,000 and in the aggregate in an amount in excess of $1,000,000, or settle or compromise any pending or threatened suit, action or claim which would prevent or materially delay the ability of the Company to consummate the transactions contemplated hereby;

                 (q) pay any liabilities or obligations (absolute, accrued, asserted, contingent or otherwise), other than any payment, discharge or satisfaction in the ordinary course of business consistent with past practice, any payment for the prepaid insurance and indemnification policy referred to in the second proviso of Section
         5.5 and any payment of expenses arising in connection with the transactions contemplated hereby;

                 (r) knowingly violate or fail to perform any material obligation under the consulting agreement with WOOD-TV, Grand Rapids, Michigan; and

                 (s) take, propose to take, or agree in writing or otherwise to take, any of the foregoing actions.

                 SECTION IV.2  Control of Company Operations.  Notwithstanding
Section 4.1, prior to the Effective Time, control of the Company's television broadcast operations, along with all of the Company's other operations, shall remain with the Company. The Company, Parent and Sub acknowledge and agree that neither Parent nor Sub nor any of their employees, affiliates, agents or representatives, directly or indirectly, shall, or have any right to, control, direct or otherwise supervise, or attempt to control, direct or otherwise supervise, such broadcast and other operations, it being understood that supervision of all programs, equipment, operations and other activities of such broadcast and other operations shall be the sole responsibility, and at all times prior to the Effective Time remain within the complete control and discretion, of the Company, subject to the terms of Section 4.1.

                 SECTION IV.3 Conduct of Business of Parent and Sub. During the period from the date of this Agreement to the Effective Time, neither Parent nor Sub shall engage in any activities of any nature except as provided in, or in connection with the transactions contemplated by, this Agreement.

                 SECTION IV.4 Notification of Certain Matters. If Parent (or its affiliates) or the Company receives an administrative or other order or notification relating to any violation or claimed violation of the rules and regulations of the FCC, or of any Governmental Entity, that could affect Parent's, Sub's or the Company's ability to consummate the transactions contemplated hereby, or should Parent (or its affiliates) or the Company become aware of any fact (including any change in law or regulations (or any interpretation thereof by the FCC)) relating to the qualifications of Parent (and its controlling persons) that reasonably could be expected to cause the FCC to withhold its consent to the transfer of control of the FCC Licenses, Parent or the Company, as the case may be, shall promptly notify the other party thereof and shall use all reasonable efforts to take such steps as may be necessary to remove any such impediment to the transactions contemplated by this Agreement. In addition, Parent or the Company, as the case may be, shall give to the other party prompt written notice of (a) the occurrence, or failure to occur, of any event of which it becomes aware that has caused or that would be likely to cause any representation or warranty of Parent and Sub or the Company, as the case may be, contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date, and (b) the failure of Parent and Sub or the Company, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder. No such notification shall affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

                 SECTION IV.5 Assistance. If Parent requests, the Company will cooperate, and will cause Ernst & Young LLP to cooperate, in all reasonable respects with the efforts of Parent to finance the transactions contemplated by this Agreement, including without limitation, providing assistance in the preparation of one or more offering documents relating to debt financing to be obtained by Parent, all at the sole expense of Parent.
The Company (a) shall furnish to Ernst & Young LLP, as independent accountants to the Company, such customary management representation letters as Ernst & Young LLP may require of the Company in connection with the delivery of any customary "comfort" letters requested by Parent's financing sources and (b) shall furnish to Parent all financial statements (audited and unaudited) and other information in the possession of the Company or its representatives or agents as Parent shall reasonably determine is necessary or appropriate for the preparation of such offering documents. Notwithstanding the foregoing, prior to the Closing, the Company shall not be required to file or assist Parent in filing any registration statement with the SEC in connection with Parent's efforts to finance the transactions contemplated hereby. Parent and Sub will indemnify and hold harmless the Company and its officers, directors and controlling persons against any and all claims, losses, liabilities, damages, costs or expenses (including reasonable attorneys' fees and expenses) that may arise out of or with respect to the efforts by Parent to finance the transactions contemplated hereby, including, without limitation, any offering documents and other documents related thereto.


                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

                 SECTION V.1 Shareholder Approval; Preparation of Proxy Statement. (a) On or prior to December 31, 1997, the Company shall duly call, give notice of, convene and hold a meeting of holders of the Company Common Stock (the "Shareholders Meeting") for the purpose of obtaining the Required Vote. Without limiting the generality of the foregoing but subject to Section 5.3(b), the Company agrees that its obligations pursuant to the first sentence of this Section 5.1(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Transaction Proposal or (ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of this Agreement or the Merger. The Company shall, through its Board of Directors (but subject to the right of the Board of Directors to withdraw or modify its approval or recommendation of the Merger and this Agreement as set forth in Section 5.3(b)), recommend to its shareholders that the Required Vote be given.

                 (b) The Company shall prepare and file a preliminary Proxy Statement with the SEC and shall use its reasonable best efforts to respond to any comments of the SEC or its staff, and, to the extent permitted by law, to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff and in any event at least 20 days prior to the Shareholders Meeting. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Shareholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. Parent shall cooperate with and provide such information as is reasonably requested by the Company in the preparation of the Proxy Statement or any amendment or supplement thereto.

                 (c) Parent, in its capacity as the sole shareholder of Sub, by its execution hereof, approves and adopts this Agreement and the transactions contemplated hereby.

                 SECTION V.2 Access to Information; Confidentiality. The Company shall, and shall cause each of its subsidiaries to, upon reasonable notice, afford to Parent and to the officers, employees, accountants, counsel, actuaries, financial advisors and other representatives of Parent and Parent's financing sources with respect to the transactions contemplated by this Agreement, reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, all their respective properties, books, contracts, commitments, documents and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and
(ii) all other information concerning its business, properties and personnel as Parent may reasonably request. All information obtained by or on behalf of Parent pursuant to this Section 5.2 shall be kept confidential in accordance with the Confidentiality Agreement (as defined in Section 8.3). The Company shall use reasonable best efforts to cause its senior management to cooperate with any reasonable request by Parent relating to Parent obtaining the financing described in the Financing Documents (as defined in Section 5.11), including the attendance and participation by such senior management in meetings with prospective members of and participants in any syndicate of financial institutions being assembled to provide such financing.

                 SECTION V.3 No Solicitation. (a) The Company and its subsidiaries shall, and the Company shall direct and use its best efforts to cause the officers, directors, employees, representatives, agents and affiliates of the Company and its subsidiaries to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to any Transaction Proposal (as hereinafter defined). The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information or assistance) any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Transaction Proposal or (ii) enter into or participate in any discussions or negotiations regarding any Transaction Proposal; provided, however, that at any time prior to the receipt of the Required Vote the Company may, in response to a Transaction Proposal which was not solicited subsequent to the date hereof, (x) furnish information with respect to the Company to any person pursuant to a confidentiality agreement on terms no less favorable to the

Company than the Confidentiality Agreement (unless the Company also agrees to amend the Confidentiality Agreement in the same manner); provided that provisions similar to Section 4 thereof need not be included and (y) enter into or participate in discussions, investigations and/or negotiations regarding such Transaction Proposal. The Company shall promptly give notice to Parent of the names of the person or persons with respect to which it takes any action pursuant to subclauses (x) or (y) of the preceding sentence and a general description of the actions taken.

                 (b) Except as set forth in this Section 5.3, the Board of Directors of the Company shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board of Directors of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Transaction Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Transaction Proposal. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that it has received a Superior Proposal, the Board of Directors of the Company may, prior to the receipt of the Required Vote, withdraw or modify its approval or recommendation of the Merger and this Agreement, approve or recommend a Superior Proposal (as defined below) or terminate this Agreement, but in each case, only at a time that is at least five business days after Parent's receipt of written notice advising Parent that the Board of Directors of the Company has received a Transaction Proposal that may constitute a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and the names of the person or persons making such Superior Proposal.

                 (c) Nothing contained in this Section 5.3 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, such disclosure is necessary in order to comply with its fiduciary duties to the Company's shareholders under applicable law or is otherwise required under applicable law.

                 (d) (i) For purposes of this Agreement, "Transaction Proposal" means any bona fide inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of more than 50% of the aggregate assets of the Company and its subsidiaries, taken as a whole, or more than 50% of the voting power of the shares of Company Common Stock then outstanding or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement.

                 (ii) For purposes of this Agreement, a "Superior Proposal" means any proposal determined by the Board of Directors of the Company in good faith, after consultation with outside counsel, to be a bona fide proposal and made by a third party (other than the Principal Company Shareholder) to acquire, directly or indirectly, for consideration consisting of cash, property and/or securities, more than 50% of the voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment, after consultation with outside counsel and with a financial advisor of nationally recognized reputation (such as the financial advisor(s) identified in Section 3.1(r)), to be more favorable to the Company's shareholders (taking into account all factors relating to such proposal deemed relevant by the Board of Directors of the Company, including, without limitation, the financing of such proposal, any regulatory issues related thereto and all other conditions to closing) than the Merger.

                 SECTION V.4 Employee Benefits Matters. (a) During the period from the Effective Time until January 1, 2000, the Surviving Corporation shall maintain wages, compensation levels, employee pension and welfare plans for the benefit of employees and former employees of the Company and its subsidiaries, which in the aggregate are equal or greater than those wages, compensation levels and other benefits provided under the Plans and Employment Arrangements that are in effect on the date hereof.

                 (b) (i) With respect to any officer or employee who is covered by a severance compensation agreement, employment agreement or other severance policy or plan separate from the standard severance policy for the employees of the Company or any of its subsidiaries, the Surviving Corporation shall maintain or cause to be maintained such severance compensation agreement, employment agreement or other separate policy or plan as in effect as of the date hereof (except as may be otherwise agreed by such officer or employee), and as to all other officers and employees, the Surviving Corporation shall maintain or cause to be maintained the standard severance policy of the Company and its subsidiaries as in effect as of the date hereof until January 1, 2000.

                 (ii) The Surviving Corporation shall honor or cause to be honored all severance agreements and employment agreements with the directors, officers and employees of the Company and its subsidiaries.

                 (c) The Surviving Corporation will maintain the bonus practices of the Company and its subsidiaries, as in effect on the date hereof, through the end of the 1998 fiscal year, with bonuses to be paid to the employee participating thereunder at levels consistent with past practice.

                 (d) The Surviving Corporation will (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company or any of its subsidiaries under any welfare plan that such employees may be eligible to participate in after the Effective Time, and (ii) provide each employee of the Company and its subsidiaries with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

                 SECTION V.5 Directors' and Officers' Indemnification and Insurance. From and after the Effective Time, the Surviving Corporation will exculpate, indemnify and hold harmless all past and present employees, officers, agents and directors of the Company and its subsidiaries (the "Indemnified Parties") to the same extent such persons are currently exculpated and indemnified by the Company pursuant to the Company's certificate of incorporation and by-laws for any acts or omissions occurring at or prior to the Effective Time and the Surviving Corporation's certificate of incorporation and by-laws will continue to include provisions to such effect. The Surviving Corporation will provide, for an aggregate period of not less than six years from the Effective Time, the directors and officers of the Company or any of its subsidiaries who are currently covered by the Company's existing insurance and indemnification policy an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200 percent of the last annual premium paid prior to the date hereof (which the Company represents and warrants to be approximately $218,000), but in such case shall purchase as much coverage as possible for such amount; provided further, that the Surviving Corporation shall not be obligated to provide such insurance if the Company or the Surviving Corporation shall have obtained for the benefit of the directors and officers of the Company and its subsidiaries who are covered by the Company's existing insurance and indemnification policy a prepaid policy that provides coverage for the six year period for events occurring prior to the Effective Time that is no less favorable than the Company's existing policy.

                 SECTION V.6 Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions, waivers, consents, licenses and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or license from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties (and in furtherance thereof the Company, with the consent of Parent (which consent may not be unreasonably withheld), may make and commit to make payments to third parties and enter into or modify agreements), (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to carry out fully the purposes of, this Agreement. Without limiting the foregoing, each of the parties hereto shall use its reasonable best efforts and cooperate in promptly preparing and filing as soon as practicable, and in any event within 20 business days after executing this Agreement, (i) notifications under the HSR Act and (ii) the FCC Application and related filings in connection with the Merger and the other transactions contemplated hereby, and to respond as promptly as practicable to any inquiries or requests received from the Federal Trade Commission (the "FTC"), the Antitrust Division of the United States Department of Justice (the "Antitrust Division"), the FCC and any other Governmental Entities for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters or matters relating to the FCC Application. Each of the parties hereto, to the extent applicable, further agrees (i) to file (and, in the case of Parent to cause its affiliates to file) contemporaneously with the filing of the FCC Application any requests for temporary or permanent waivers of applicable FCC rules and regulations or rules and regulations of other Governmental Entities and in furtherance of those waiver requests to pledge to hold separate, to place in trust and/or to divest any of the businesses, product lines or assets of (A) the Company or any of its subsidiaries at any time after the Effective Time or (B) Parent or any of its affiliates at any time prior to, on or after the Effective Time, in each case as may be required under Current FCC Policy to obtain approval of the FCC Application (collectively, "Divestitures") in order to permit consummation of the Merger and the other transactions contemplated by this Agreement prior to the Termination Date (as defined in Section 7.1(e)) and (ii) to expeditiously prosecute such waiver requests and to diligently submit any additional information or amendments for which the FCC or any other relevant Governmental Entity may ask with respect to such waiver requests. Parent further covenants that, prior to the Effective Time, neither it nor any of its affiliates shall acquire any new or increased "attributable interest" or "meaningful relationship", each as defined in the FCC rules, in any media property ("Further Media Interest"), which Further Media Interest could not be held in common control with any Company Station by the Surviving Corporation following the Effective Time (including by virtue of the FCC's multiple ownership limits), without the prior written consent of the Company.

                 (b) In connection with, but without limiting, the foregoing, the Company and its Board of Directors shall (i) use reasonable best efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, the Merger or any of the transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

                 (c) In connection with, but without limiting, the foregoing, Parent shall use its reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any Governmental Entity ("Antitrust Laws") or any laws, rules or regulations of the FCC or other Governmental Entities relating to the broadcast, newspaper, mass media or communications industries (collectively, "Communications Laws") and will take all necessary and proper steps (including, without limitation, any Divestitures) as may be required (i) for securing the termination of any applicable waiting period or for the approval of the FCC Application under the Antitrust Laws or Communications Laws, in each case in order to permit the consummation of the Merger and the other transactions contemplated hereby prior to the Termination Date or (ii) by any domestic or foreign court or similar tribunal, in any suit brought by a private party or Governmental Entity challenging the transactions contemplated by this Agreement as violative of any Antitrust Law or Communications Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of any of such transactions.

                 (d) Each of the parties hereto shall promptly provide the others with a copy of any inquiry or request for information (including any oral request for information), pleading, order or other document either party receives from any Governmental Entities with respect to the matters referred to in Section 5.6.

                 (e) The Company shall give prompt notice to Parent and Sub, and Parent and Sub shall give prompt notice to the Company, of (i) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, if received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any Material Contract or (ii) any written notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                 (f) Parent agrees to assume and become bound by the terms of any of the Network Agreements if and to the extent required thereby in connection with the transactions contemplated by this Agreement.

                 SECTION V.7 Public Announcements. Each of the parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law, fiduciary duties or any listing agreement with any national securities exchange or quotation system.

                 SECTION V.8 Taxes. Any liability with respect to taxes specified in Section 5.9 hereof that are incurred in connection with the Merger shall be borne by the Surviving Corporation and expressly shall not be a liability of the shareholders of the Company.

                 SECTION V.9 Conveyance Taxes. Each of the parties hereto shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

                 SECTION V.10 Solvency Letter. (a) Parent shall use all reasonable efforts to deliver to the Board of Directors of the Company a letter (the "Solvency Letter") from an independent third party selected by the Board of Directors and reasonably satisfactory to Parent (the "Appraiser") attesting that, immediately after the Effective Time, the Surviving Corporation: (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) will have adequate capital with which to engage in its business; and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured, based upon the proposed financing structure for the Merger and certain other financial information to be provided to the Appraiser by Parent and the Company and after giving effect to any changes in the Surviving Corporation's assets and liabilities as a result of the Merger and the financing relating thereto. Subject to the foregoing, the Solvency Letter shall be in form and substance reasonably satisfactory to the Board of Directors of the Company. Except with the prior written consent of the Company's Board of Directors, Parent will not consummate the Merger unless and until such Board of Directors shall have received the Solvency Letter.

                 (b) Parent will request the Appraiser to promptly deliver the Solvency Letter and in any event, Parent will cause the Solvency Letter to be delivered prior to the Shareholders Meeting. The parties agree to cooperate with the Appraiser in connection with the preparation of the Solvency Letter, including, without limitation, providing the Appraiser with any information reasonably available to them necessary for the Appraiser's preparation of such letter.

                 SECTION V.11 Definitive Financing Documents. Not later than 10 business days prior to the Shareholders Meeting, Parent and Sub shall provide the Company with the then agreed upon forms of the documentation, which must be in form and substance reasonably satisfactory to the Company, relating to the financing commitments described in the Commitment Letters (the "Financing Documents"); provided that Parent and Sub shall not be required to provide forms of documentation relating to the "bridge" financing described therein unless and until such documentation is prepared. Parent will promptly provide to the Company any amendments, modifications, supplements or other changes ("Financing Changes") to the Financing Documents. Parent agrees to confirm in writing to the Company from time to time upon request that Parent believes in good faith that it will be able to obtain financing substantially on the terms described in the Financing Documents.


                                   ARTICLE VI

                              CONDITIONS OF MERGER

                 SECTION VI.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                 (a) Shareholder Approval. The Merger and this Agreement shall have been approved by the Required Vote.

                 (b) HSR Approval. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and no restrictive order or other requirements pursuant to the HSR Act shall have been placed on the Company, Parent, Sub or the Surviving Corporation in connection therewith.

                 (c) FCC Approval. The FCC shall have approved the FCC Application and such approval shall have become final; provided, that such approval may be subject to Parent (or its affiliates) or the Surviving Corporation making Divestitures as set forth in Section 5.6 or to changes being made in the terms and conditions of any contracts to which the Company is a party. For purposes of this Agreement, FCC approval of the FCC Application shall be deemed to be final if the FCC has taken action approving the transfer of the FCC Licenses for the operation of the Company Stations pursuant to the Merger which, except in each case as may be waived in writing by Parent, has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which no timely request for stay, petition for reconsideration or appeal or sua sponte action of the FCC with comparable effect is pending and as to which the time for filing any such request, petition or appeal or for the taking of any such sua sponte action by the FCC has expired.

                 (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Governmental Entity seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

                 SECTION VI.2 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following additional conditions unless waived by Parent:

                 (a) Representations and Warranties of the Company. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (provided that any representation or warranty of the Company contained herein that is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of determining the existence of any breach thereof on the part of the Company) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for such breaches that would not, individually or in the aggregate with any other breaches on the part of the Company, reasonably be expected to have a Material Adverse Effect on the Company, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

                 (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

                 (c) Financing. Parent shall have received the debt and equity financing for the transactions contemplated hereby on terms substantially as outlined in the Financing Documents.

                 (d) Consents. The Company shall have obtained the consent or approval of each person (other than any Governmental Entity) whose consent or approval shall be required in connection with the transactions contemplated hereby under any Material Contract.

                 (e) LMA Agreements; Waiver Requests. There shall not have been any material modification or termination of any LMA Agreement which individually or in the aggregate would reasonably be expected to have a materially adverse economic effect on the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole or a denial by the FCC of any of the waiver requests referred to in the Parent Disclosure Schedule (provided that Parent has made and/or agreed to make any necessary Divestitures pursuant to Section 5.6), in each case other than as directed by the FCC under Current FCC Policy. For purposes of this Agreement, the FCC shall be deemed to have acted under Current FCC Policy except to the extent that its action is the result of (i) legislative change enacted after the date of this Agreement, (ii) FCC action taken after the date of this Agreement in a rule making proceeding or (iii) application by the FCC Staff of interim decisions, policies or processing guidelines adopted by the FCC Staff with respect to requests for waivers of the duopoly rule, 47 C.F.R. Section 73.3555(b) or the one-to-a-market rule, 47 C.F.R. Section 73.3555(c), or to local marketing agreements, not heretofore applied to transfer applications for stations similarly situated to the stations whose licenses are to be transferred pursuant to the FCC Application.

                 (f) Dissenting Shares. No more than five percent (5%) of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall be Dissenting Shares.

                 (g) Options and Convertible Securities. All Stock Incentive Plans shall have been or will be as of the Effective Time duly cancelled by the Company and each Option and all securities convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company shall be or will be as of the Effective Time cancelled, exercised or expired, with the effect that, upon consummation of the Merger, Parent will own 100% of the capital stock and voting securities of the Surviving Corporation on a fully diluted basis.

                 SECTION VI.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following additional conditions unless waived by the Company:

                 (a) Representations and Warranties of Parent and Sub. The representations and warranties of each of Parent and Sub set forth in this Agreement shall be true and correct in all respects (provided that any representation or warranty of Parent and Sub contained herein that is subject to a materiality, Material Adverse Effect or similar qualification shall not be so qualified for purposes of determining the existence of any breach thereof on the part of Parent and/or Sub) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for such breaches that would not, individually or in the aggregate with other breaches on the part of Parent and/or Sub, materially adversely affect the ability of Parent or Sub to consummate the transactions contemplated hereby, and the Company shall have received a certificate signed on behalf of each of Parent and Sub by the Chief Executive Officer of each of Parent and Sub to such effect.

                 (b) Performance of Obligations of Parent and Sub. Each of Parent and Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Sub by the Chief Executive Officer of each of Parent and Sub to such effect.

                 (c) Solvency Letter. The Board of Directors of the Company shall have received the Solvency Letter referred to in Section 5.10.


                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

                 SECTION VII.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the
Company:

                 (a)  by mutual written consent of Parent, Sub and the Company;
or

                 (b) by Parent, so long as neither Parent nor Sub is then in material breach of its obligations hereunder, upon a breach of any material representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any such representation or warranty of the Company shall have been or become untrue, in each case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would not be satisfied and such breach or untruth (i) cannot be cured by the Closing Date or
(ii) has not been cured within 30 days of the date on which the Company receives written notice thereof from Parent;

                 (c) by the Company, so long as the Company is not then in material breach of its obligations hereunder, upon a breach of any material representation, warranty, covenant or agreement on the part of Parent or Sub set forth in this Agreement, or if any such representation or warranty of Parent or Sub shall have been or become untrue, in each case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would not be satisfied and such breach or untruth (i) cannot be cured by the Closing Date or (ii) has not been cured within 30 days of the date on which Parent or Sub receives written notice thereof from the Company;

                 (d) by either Parent or the Company if any permanent injunction or other order, decree, ruling or action by any Governmental Entity preventing the consummation of the Merger shall have become final and nonappealable; provided that such right of termination shall not be available to any party if such party shall have failed to make reasonable efforts to prevent or contest the imposition of such injunction or other order, decree, ruling or action and such failure materially contributed to such imposition;

                 (e) by either Parent or the Company if (other than due to the willful failure of the party seeking to terminate this Agreement to perform its obligations hereunder required to be performed at or prior to the Effective
Time) the Merger shall not have been consummated on or prior to May 12, 1998 (the "Termination Date"); provided that such right of termination shall not be available to Parent if Parent (or its affiliates) have not taken necessary action pursuant to Section 5.6 in order for the FCC Application to be approved;

                 (f) by either Parent or the Company, if the approval of the shareholders of the Company of this Agreement and the Merger required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Vote at a duly held meeting of shareholders or at any adjournment thereof;

                 (g)  by Parent, if (i) the Board of Directors of the Company
(A) shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger in any manner which is adverse to Parent, (B) shall have approved or have recommended to the shareholders of the Company a Transaction Proposal or (C) shall have resolved to do the foregoing; or (ii) the Company shall have wilfully failed to hold the Shareholders Meeting on or prior to January 15, 1998 (the "Delayed Date"); provided that the Delayed Date shall be automatically extended for each day with respect to which the failure to hold the Shareholders Meeting (x) is attributable to a lack of cooperation and assistance by Parent, Sub or their affiliates or (y) is the result of any injunction or similar action or any action of the SEC, in each case preventing or delaying the holding of such meeting; or

                 (h) by the Company prior to the receipt of the Required Vote in accordance with Section 5.3; provided, that Parent receives at least the five business days' prior written notice specified in Section 5.3(b) and, during such five business day period, the Company shall, and shall cause its financial and legal advisors to, consider any adjustment in the terms and conditions of this Agreement that Parent may propose; provided, further, that the Company may not effect such termination pursuant to this Section 7.1(h) unless the Company has contemporaneously with such termination tendered payment to Parent or Parent's designee of the amounts, if any, that are due to Parent under Section 7.3(b)(ii).

                 (i)  by the Company if there is no reasonable possibility that
(A) the FCC Application will receive final approval on or prior to the Termination Date or (B) the funding of any of the financing commitments described in the Financing Documents will be available to Parent or Sub substantially on the terms set forth therein; or

                 (j) by the Company (i) if a Solvency Letter reasonably satisfactory to the Company has not been delivered to the Company within the period described in Section 5.10(b) or (ii) if (A) Parent has not provided the Company with reasonably satisfactory Financing Documents within the period described in Section 5.11, (B) the Company objects in writing to Parent to any material Financing Change provided to the Company pursuant to
Section 5.11, and in each case (A) and (B) Parent has not taken action which reasonably satisfies such objection within ten business days of notice thereof or (iii) if Parent does not confirm in writing to the Company that Parent believes in good faith that it will be able to obtain financing substantially on the terms set forth in the Financing Documents within five business days of being requested to do so by the Company pursuant to Section 5.11.

                 SECTION VII.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 7.3, Section 5.2 and Section 8.1; provided, however, that nothing herein shall relieve any party from liability for any breach hereof.

                 SECTION VII.3 Fees and Expenses. (a) Except as provided below in this Section 7.3, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

                 (b) The Company shall pay, or cause to be paid, in same day funds to Parent the amounts set forth below (which amounts shall constitute full satisfaction of all of the Company's obligations and liabilities to Parent and Sub under this Agreement) under the circumstances and at the times specified:

                         (i) if Parent terminates this Agreement under Section 7.1(g), the Company shall pay Parent $32 million as an alternative transaction fee and as reimbursement of the expenses of Parent and Sub (the "Termination Fee") upon demand;

                        (ii)  if the Company terminates this Agreement under
         Section 7.1(h), the Company shall pay the Termination Fee upon such termination;

                       (iii) if Parent or the Company terminates this Agreement under Section 7.1(f), the Company shall reimburse Parent for its documented out-of-pocket expenses incurred in connection with the transactions contemplated hereby, up to a maximum reimbursement of $4 million, promptly upon presentment of statements documenting such expenses;

                        (iv) if (1) Parent or the Company terminates this Agreement under Section 7.1(f) or (2) Parent terminates this Agreement under Section 7.1(b) as a result of a willful breach of a material representation, warranty or covenant by the Company, and within 320 days thereafter, (A) the Company enters into a merger agreement, acquisition agreement or similar agreement (including, without limitation, a letter of intent) with respect to a Transaction Proposal, or a Transaction Proposal is consummated, or (B) the Company enters into a merger agreement, acquisition agreement or similar agreement (including, without limitation, a letter of intent) with respect to a Superior Proposal, or a Superior Proposal is consummated, which in the case of either (A) or (B) above will result in shareholders of the Company becoming entitled to receive upon consummation of such Transaction Proposal or Superior Proposal consideration with a value (determined in good faith by the Board of Directors of the Company) per share of Company Common Stock greater than (i) the cash price specified in Section 2.1(c) plus (ii) the Additional Amounts described in Section 2.1(e) accruing from the Accretion Start Date through the date of the consummation of such Transaction Proposal or Superior Proposal, then, in the case of either
         (A) or (B) above, the Company shall pay to Parent upon the consummation of such Transaction Proposal or Superior Proposal the difference between the Termination Fee and the amounts previously paid to Parent pursuant to Section 7.3(b)(iii).

                 SECTION VII.4  Brokers.  Except as otherwise provided in
Section 7.3, the Company agrees to indemnify and hold harmless Parent and Sub, and Parent and Sub agree to indemnify and hold harmless the Company, from and against any and all liability to which Parent and Sub, on the one hand, or the Company, on the other hand, may be subjected by reason of any brokers, finders or similar fees or expenses with respect to the transactions contemplated by this Agreement to the extent such similar fees and expenses are attributable to any action undertaken by or on behalf of the Company, Parent or Sub, as the case may be.

                 SECTION VII.5 Amendment. This Agreement may be amended by the parties hereto by action taken by the respective Boards of Directors of Parent, Sub and the Company at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the shareholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Stock shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                 SECTION VII.6 Waiver. At any time prior to the Effective Time, any party hereto, to the extent lawful, may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

                 SECTION VIII.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, except that (i) those agreements set forth in Section 2.1, Section 2.2, Section 5.2, Section 5.4, Section 5.5, Section 7.2, Section 7.3, Section 7.4 and Article VIII shall survive the Effective Time and those agreements set forth in Section 5.2, Section 7.2, Section 7.3,
Section 7.4 and Article VIII shall survive termination (in each of (i) and (ii) in accordance with the terms of such provisions).

                 SECTION VIII.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 if to Parent or Sub:

                              Ranger Holdings Corp.
                              200 Crescent Court, Suite 1600
                              Dallas, Texas 75201
                              Attention:   Lawrence Stuart

                 with a copy to:

                              Weil, Gotshal & Manges LLP
                              767 Fifth Avenue
                              New York, New York  10153
                              Attention:   Stephen E. Jacobs, Esq.
                                           Howard Chatzinoff, Esq.

                 if to the Company:

                              LIN Television Corporation
                              #1 Richmond Square, Suite 230E
                              Providence, Rhode Island 02906
                              Attention:   Peter E. Maloney

                 with a copy to:

                              Simpson Thacher & Bartlett
                              425 Lexington Avenue
                              New York, New York  10017
                              Attention:   David B. Chapnick, Esq.

                 SECTION VIII.3 Certain Definitions. For purposes of this Agreement, the term:

                 (a) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                 (b) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares of Company Common Stock (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

                 (c) "Company Station" means each broadcast television station owned by the Company or a subsidiary of the Company and shall not include any broadcast television station operated by the Company or a subsidiary of the Company pursuant to a local marketing agreement;

                 (d) "Confidentiality Agreement" means the confidentiality agreement dated June 13, 1997 between the Company and Hicks, Muse, Tate & Furst Incorporated, as amended, modified or supplemented from time to time;

                 (e) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

                 (f) "Current FCC Policy" means the Communications Act and FCC rules, regulations and policies in effect on the date of this Agreement;

                 (g) "FCC License" means any permit, license, waiver or authorization that a person is required by the FCC to hold in connection with the operation of its business;

                 (h) "generally accepted accounting principles" shall mean the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case applied on a basis consistent with the manner in which the audited financial statements for the fiscal year of the Company ended December 31, 1996 were prepared;

                 (i) "Independent Directors" means the three members of the Company's Board of Directors designated as such pursuant to the PMVG;

                 (j) "knowledge" means, with respect to any entity, knowledge of any officer of an entity after reasonable inquiry (except as otherwise set forth herein);

                 (k) "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, collateral assignment, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset;

                 (l) "LMA Station" means each broadcast television station for which the Company or a subsidiary of the Company provides programming and advertising services pursuant to a local marketing agreement;

                 (m) "Majority Vote of the Public Stockholders" means (i) the affirmative vote of the holders of at least a majority of the Public Shares present and entitled to vote at any meeting at which the holders of a majority of the Public Shares are present or (ii) the action by written consent (in accordance with applicable provisions of Delaware law and the Company's certificate of incorporation and by-laws) of the holders of a majority of the Public Shares;

                 (n) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

                 (o) "Public Shares" means shares of Company Common Stock not owned by the Principal Company Shareholder or any of its affiliates;

                 (p) "Significant Subsidiary" means, with respect to the Company, each of the Company's subsidiaries through which the Company operates, or holds an FCC License with respect to the operation of, a Company Station and any other subsidiary which is a party to a Material Contract; and

                 (q) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, Parent, Sub or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent, Sub or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

                 SECTION VIII.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

                 SECTION VIII.5 Entire Agreement; Assignment. Except for the Confidentiality Agreement and the WOOD Agreement, this Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; provided however that it is expressly agreed that the transactions contemplated by this Agreement do not violate Section 4 of the Confidentiality Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interest and obligations hereunder to any newly-formed direct wholly owned Subsidiary of Parent or Sub. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                 SECTION VIII.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and (other than Sections 2.2(a), 5.4 and 5.5) nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                 SECTION VIII.7 Director and Officer Liability. The directors, officers, stockholders and other controlling persons of each of the parties and their affiliates acting in such capacity shall not in such capacity have any personal liability or obligation arising under this Agreement (including any claims that the other parties may assert) other than as an assignee of this Agreement.

                 SECTION VIII.8 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity.

                 SECTION VIII.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                 SECTION VIII.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                 SECTION VIII.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                 IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                       RANGER HOLDINGS CORP.


                                       By: /s/ Michael J. Levitt
                                          ----------------------------
                                          Name:  Michael J. Levitt
                                          Title: Vice President


                                       RANGER ACQUISITION COMPANY


                                       By: /s/ Michael J. Levitt
                                          ----------------------------
                                          Name:  Michael J. Levitt
                                          Title: Vice President


                                       LIN TELEVISION CORPORATION


                                       By: /s/ Gregory M. Schmidt
                                          ----------------------------
                                          Name:  Gregory M. Schmidt
                                          Title:  Vice President and General
                                                  Counsel